EXHIBIT 23.1

CONSENT OF PRESTON GATES & ELLIS LLP

We consent to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement of Cornerstone Core Properties REIT, Inc. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Irvine, California May 25, 2005	/s/ PRESTON GATES & ELLIS LLP